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                         PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 24th day of July, 1998, by and between OAKLANDS LIMITED PARTNERSHIP, a Pennsylvania limited partnership ("Seller") with an office at 120 Arrandale Boulevard, Exton, Pennsylvania 19341 and PREIT ASSOCIATES, L.P., or its nominee ("Purchaser"), a Delaware limited partnership, with an office at 455 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034.

                                   RECITALS:

         A. Seller is the owner of a certain parcel of real estate (the "Real Property") in Chester County, Pennsylvania which parcel is more particularly described in Exhibit A attached hereto and upon which is located a retail shopping center commonly known as "Festival at Oaklands".

         B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

         1. PURCHASE AND SALE

         Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell or cause to be sold to Purchaser, the Real Property together with: (i) all buildings and improvements owned by Seller and located on the Real Property, together with any and all of Seller's rights, easements and privileges presently thereon or appertaining thereto, including without limitation, Seller's reversionary interest in any buildings owned by tenants and Seller's interest in any and all Reciprocal Easement Agreements ("REA") and other agreements benefiting the Real Property; (ii) Seller's right, title and interest in and to the leases of the Real Property as of the date hereof, and other leases entered into in accordance with this Agreement, and all amendments thereto (the "Leases") affecting the Real Property or any part thereof and all unapplied security or other deposits paid under the Leases;
(iii) all tangible personal property owned or leased by Seller and used or useful in the ownership, operation or maintenance of the Real Property (or any portion thereof) and located at the Real Property or used solely in connection with the Real Property, including without limitation the personal property set forth on Exhibit B attached hereto and all additions to or substitutions for the foregoing or any part thereof between the date hereof and the date of Closing (as hereinafter defined) (the "Tangible Personal Property"); (iv) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements and equipment leases (to the extent assignable and to the extent Purchaser is to accept an assignment thereof, as provided below) with respect to the ownership and operation of the Real Property and/or the improvements thereon and other agreements entered into in accordance with this Agreement, and all amendments


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thereto (the "Service Contracts"); and (v) all other intangible personal property owned by the Seller and used in the ownership, operation or maintenance of the Property or any portion thereof; including without limitation (A) to the extent assignable, the right to use the trade name "Festival at Oakland" and all other trade names; (B) to the extent assignable and obtained, all certificates of occupancy and other permits, licenses and certificates held by Seller or any tenant under the Leases and necessary to occupy, operate and transfer the Real Property (collectively, "Permits and Licenses"); (C) to the extent assignable, all utility, security and other deposits and reserve accounts made (and any refunds thereof) as security for the fulfillment of any obligation of Seller or any person claiming by or through Seller in connection with the Real Property; (D) if and to the extent in Seller's possession or control, all files, budgets, reports, and other business records pertaining to the Real Property, including without limitation those relating to any marketing, advertising or similar promotional fund or merchant's association (collectively, "Promotional Organizations") relating to the Property (collectively, "Business Records"). The term "Business Records" shall exclude all partnership documentation of Seller and business records maintained by Seller for income tax purposes and in connection with partnership affairs; (E) all matured and unmatured claims and causes of action which arise from events occurring from and after Closing; (F) to the extent assignable, all warranties, guaranties and other assurances of performance ("Guaranties and Warranties"); (G) to the extent assignable, all telephone numbers and directory advertising agreements; and (H) to the extent assignable, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product if and to the extent in Seller's possession or control (collectively, the "Plans and Reports") (items (i) through (v) above, together with the Real Property, are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property. Seller makes no representation or warranty regarding the accuracy or reliability of the Plans and Report delivered to Purchaser pursuant to this Section 1.

         Purchaser has entered into an Agreement of Sale with the owner of an adjoining property on which is constructed a Ruby Tuesday Restaurant (the "Other Agreement of Sale"). In the event Closing does not occur under the Other Agreement of Sale, Purchaser shall have the right to terminate this Agreement. In the event Closing under the Other Agreement of Sale does not occur because of a default by Purchaser thereunder, the terms and conditions of Section 9.A of this Agreement shall apply. In the event Closing under the Other Agreement of Sale does not occur because of a default by the seller thereunder, then Seller shall be deemed to be in default hereunder. In the event Closing under the Other Agreement of Sale does not occur because of the failure of a condition, then the terms and conditions of this Agreement dealing with the same condition shall apply.


         2. PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Property is Seventeen Million Seven Hundred Thousand Dollars ($17,700,000) (the "Purchase Price"). The Purchase Price shall be paid as follows:



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         A. Deposit. Purchaser shall, within two (2) business day from the date of this Agreement, deliver to the Title Company (as hereinafter defined), as Escrow Agent, a clean, irrevocable letter of credit issued by a financial institution reasonably acceptable to Seller addressed to the Escrow Agent in the amount of Four Hundred Thousand Dollars ($400,000) (the "Deposit"), substantially in the form of Exhibit C attached hereto.

         B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to a bank located in the continental United States, an amount equal to the Purchase Price, plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.C below (the "Cash Portion"). Seller shall give Purchaser its wiring instructions at least three (3) business days before Closing. Seller shall instruct the Title Company to return the Letter of Credit to Purchaser at Closing so long as Purchaser replaces the Letter of Credit with cash at Closing.

         3. EVIDENCE OF TITLE

         A. Title Examination; Commitment for Title Insurance. Except as otherwise provided in this Section 3, Purchaser shall have until the expiration of the Review Period (as set forth in958647182 Section 10) to examine title to the Real Property. Purchaser shall be responsible for obtaining from Commonwealth Land Title Insurance Company (the "Title Company"), at Purchaser's expense, a title insurance commitment (the "Title Commitment") covering the Real Property, under which the Title Company agrees to insure title to the Real Property at customary rates in the full amount of the Purchase Price under an ALTA Form B (1970, as revised 1984, or 1992 with the creditors rights exception removed by endorsement) owner's policy and free and clear of all restrictions, encumbrances and title objections, except for the "Permitted Exceptions" (as defined below) (collectively, "Insurable Title"). Purchaser shall instruct the Title Company to deliver to Purchaser and Seller copies of the Title Commitment and all instruments referenced in Schedule B thereof within twenty (20) days of the date hereof.

         B. Survey. (i) During the Review Period, Purchaser may, at Purchaser's expense, employ a surveyor or surveying firm to prepare a survey (the "Survey") of the Property. Purchaser shall instruct said surveyor to deliver a copy of the Survey to Purchaser, Seller and the Title Insurer.

         (ii) If Purchaser causes a Survey of the Property to be made, the metes and bounds description in the Deed referred to in Section 4.B(i)(a) below shall, at Purchaser's option, be based on and conform to the Survey, provided said description accurately describes the Real Property owned by Seller. Seller's warranty of title in the Deed shall be limited to the legal description of the Property contained in Seller's existing Deed to the Property.

         C. Title Objections; Cure of Title Objections. (i) Seller shall convey and transfer fee simple title to the Real Property at Closing to Purchaser in accordance with all the provisions of this Agreement and subject only to Permitted Exceptions. The "Permitted Exceptions" shall consist of only those title exceptions and survey items which are noted on the Title Commitment and Survey obtained by Purchaser and to which Purchaser has not objected prior to the expiration of the Review Period. If Purchaser delivers notice to Seller identifying such objections, Seller, within ten (10) days of receipt of said notice, shall either (x) clear the title of the defects and


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objections so specified or demonstrate to Purchaser's satisfaction its ability to clear such defects prior to or at Closing, or (y) notify Buyer in writing that it shall not clear such defect prior to or at Closing, in which case Purchaser may either terminate this Agreement by giving written notice of same to Seller within ten (10) days of Purchaser's receipt of Seller's notice, or if it does not give such notice to Seller, accept such matters as Permitted Exceptions. If Purchaser terminates this Agreement pursuant to this Section 3 on account of a title defect that would render title to the Property to be other than good, marketable and insurable as provided above, the Title
Company, as Escrow Agent, shall immediately refund the Deposit to Purchaser together with all interest accrued thereon, and Seller shall reimburse Purchaser for Purchaser's costs and expenses actually incurred not to exceed $5,000 for the preparation of the Title Commitment and Survey, whereupon neither party shall have any further rights, liabilities or obligations to each other or hereunder.

           If a Title Commitment exception arises between the expiration date of the Review Period and the Closing which could render title to the Real Property to be other than good, marketable and insurable as provided above (a "New Exception"), Purchaser shall have five (5) business days after it has been made aware of same within which to notify Seller of any such New Exception to which it objects. Any such New Exception not objected to by Purchaser as aforesaid shall become a Permitted Exception.

                  (ii) Notwithstanding anything to the contrary contained in the preceding paragraph (i).

                           (A) Seller shall be obligated to pay out of the
proceeds received at Closing or deposit in escrow with the Title Company and caused to be removed as an exception to title the existing mortgages encumbering the Property, any other liens created by Seller and any non-consensual liens of a liquidated amount in the aggregate of not more than $50,000; and

                           (B) (1) With respect to New Exceptions which are
not Permitted Exceptions and were caused by an intentional violation by Seller of an obligation of Seller hereunder, Seller shall be obligated to remove or to obtain Title Insurer's waiver of, or endorsement over, such New Exception. Any violation of Section 5.G(ii)(c) shall be deemed "intentional" for purposes of this Section.

                               (2)  With respect to New Exceptions which are
not Permitted Exceptions but which arose from events occurring prior to the date hereof, Seller shall be obligated to remove or to obtain the Title Insurer's waiver of, or endorsement over, such New Exceptions but shall not be required to spend, in the aggregate, more than $50,000. If such New Exceptions require the expenditure of amounts in excess of $50,000 to be so cured, and Seller elects not to cure such New Exceptions, Seller shall not be in breach under Section 9.A., but Purchaser may elect either (a) to close subject to such New Exceptions (in which event Seller shall credit Purchaser in the amount of $50,000 at Closing), or (b) to terminate this Agreement in which event the Deposit will promptly be re-paid to Purchaser and neither party shall have any further obligation hereunder except as expressly survives pursuant to this Agreement.

                               (3) With respect to New Exceptions which are



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Permitted Exceptions, Seller shall have no obligation to cure the same. Seller shall, upon receipt of any notice of a claim or lawsuit related to an event occurring after the date hereof which could result in a New Exception, forward a copy of such notice to Purchaser and respond thereto in such manner as Purchaser may reasonably direct, at Seller's sole cost and expense.

                               (4)  Seller may delay Closing as necessary fo
up to thirty (30) days in order to cure any exception which it is required or may elect to cure hereunder, provided Purchaser's financing commitment shall extend for such period of time without additional cost or expense to Purchaser and provided further that all closing prorations and adjustments as set out in
Section 4.C shall be as of the original Closing Date.

                  (iii) If this Agreement is not terminated in accordance with subsection (ii) above as a result of a New Exception, Purchaser shall consummate the Closing without any adjustment in the Purchase Price (except as provided above) and accept title to the property subject to all Permitted Exceptions.

         4. CLOSING

                  A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property and the satisfaction of all other terms and conditions of this Agreement) shall occur at the office of PREIT-RUBIN, Inc., The Bellevue, Suite 300, Philadelphia, PA 19103 at 10:00 AM E.D.T on fifteen (15) days after expiration of the Review Period or such earlier date as may be agreed to in writing by the parties. The "Closing Date" shall be the date of Closing, provided the Purchase Price (net of Seller's closing costs) has been wired to Seller by 2:00 PM E.D.T. on that day; otherwise the Closing Date shall be deemed to be the next business day. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

                  B. Closing Documents.

                  (i) Seller. In addition to the other items and documents required elsewhere under this Agreement to be delivered to Purchaser at Closing, Seller shall also execute and/or deliver (or cause to be delivered) to Purchaser the following at Closing:

                           (a) a special warranty deed (the "Deed") in the
form attached as Exhibit D duly acknowledged and in proper form for recording;

                           (b) a bill of sale in the form attached as Exhibit
E, to which will be attached an updated list of the Tangible Personal
Property;

                           (c) a letter advising tenants under the Leases of
the change in ownership of the property in the form attached as Exhibit F and similar documents if required by any Reciprocal Easement Agreement ("REA");



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                           (d) assignments and assumptions of the Leases and the
Service Contracts that are to be transferred to Purchaser pursuant to this Agreement in the form attached as Exhibit G;

                           (e) if and to the extent not previously delivered
to Purchaser, the originals (or if not available, copies certified as true by Seller) of the Leases, the Service Contracts and to the extent in the possession or control of Seller, the originals (or if not available, copies) of the Permits and Licenses, Business Records, Guaranties and Warranties and Plans and Reports;

                           (f) a Non-Foreign Certification in the form
attached as Exhibit H;

                           (g) a closing statement to be executed by Seller
and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4.C below;

                           (h) the schedule of past-due rents for the
Property, if any, as described in Section 4.C(i)(b) below;

                           (i) a termination of any applicable management
agreement;

                           (j) an affidavit of title in such form and content
as may be required by the Title Company to enable the Title Company to insure Purchaser's title to the Property in conformity with Section 3 of this Agreement;

                           (k) a certificate that the representations and
warranties of Seller contained in this Agreement remain true and correct;

                           (l) a partnership certificate executed by the
general partner of Seller authorizing this transaction and the general partner to sign this Agreement and the other documents to be executed and delivered by Seller pursuant to this Agreement;

                           (m) a current Certificate of Good Standing for
Seller from the State of its organization and Pennsylvania, if different;

                           (n) a certified lease schedule and rent roll for
the property dated one day prior to Closing, containing the same types of information set forth on Exhibit J;

                           (o) omitted;

                           (p) if necessary, the withdrawal by Seller of any
registration of the trade name "Festival at Oaklands";

                           (q) if required by the Title Company, a bulk sales
clearance certificate issued by the Pennsylvania Department of Revenue;



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                           (r) evidence that certain Service Contracts
identified by Purchaser to Seller at least thirty (30) days prior to Closing have been terminated to the extent such Service Contracts may be terminated in accordance with their respective terms;

                           (s) assignment of any and all bankruptcy claims or
receivables involving any tenant in a form reasonably satisfactory to Purchaser and its counsel; and

                           (t) such other documents requested by Purchaser at
least five (5) business days prior to Closing, and consistent with the provisions of this Agreement, as may be reasonably required to complete this transaction.

                  (ii) Purchaser. At Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                           (a) the Cash Portion;

                           (b) omitted;

                           (c) a counterpart of the termination or assignment
of any management agreement, as the case may be;

                           (d) assignments and assumptions of the Leases and
the Service Contracts that are to be transferred to Purchaser pursuant to this Agreement, in the form attached as Exhibit G;

                           (e) the closing statement referred to in Section
4.B(i)(g) above;

                           (f) a certificate that the representations and
warranties of Purchaser contained in this Agreement remain true and correct;

                           (g) resolutions/consents of Purchaser authorizing
this transaction, and an incumbency certificate for the officer(s) signing this Agreement and the other documents to be executed and delivered by Purchaser pursuant to this Agreement; and

                           (h) such other documents requested by Seller, and
consistent with the provisions of this Agreement, as may be reasonably required to complete this transaction.

                  (iii) Tenant Estoppels

         Seller shall use diligent efforts to furnish Purchaser with estoppel certificates substantially in the form attached as Exhibit I ("Estoppel Certificates") from all tenants and all parties to any REA which are tenants of the Property prior to the expiration of the Review Period. Seller shall keep Purchaser apprised as to the status of receipt of the Estoppel Certificates and shall send Purchaser copies of all correspondence received by


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Seller regarding same. Seller's liability under the representations and warranties under Section 6.A(v) as to a particular tenant shall terminate upon Purchaser's receipt of an Estoppel Certificate for the applicable tenant (provided, if Purchaser receives an Estoppel Certificate which confirms some but not all of the matters which are the subject of the representations and warranties under Section 6.A(v), then as to such tenant, (x) if the Estoppel Certificate was received prior to Closing, the representations and warranties set forth in Section 6.A(v) shall be deemed to omit such matters stated on the Estoppel Certificate and (y) if received after Closing, the representations and warranties under Section 6.A(v) shall cease to survive as to such matters, but shall continue to survive as to matters not confirmed by such Estoppel Certificate.

         It shall be a condition to Purchaser's obligation to close hereunder that Seller obtain Tenant Estoppels acceptable to Purchaser from all Major Tenants (as that term is defined in Exhibit J hereof) and eighty (80%) percent of tenants leasing more than 3500 square feet in the Property.

         C. Closing Prorations and Adjustments

                  (i) The following items are to be prorated or adjusted (as appropriate) as of 11:59 PM on the day before the Closing Date and reprorated (if necessary) pursuant to Section 4.C(ii) below, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day before the Closing Date, and Purchaser shall be deemed the owner of the Property on the Closing Date:

                           (a) real estate and personal property taxes based
on the fiscal year used by the taxing authority (on the basis of the most recent ascertainable tax if the current bill is not then available).

                           (b) the "minimum" or "base" rent payable by tenants
under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule, certified to be complete and accurate by Seller , of all such past due but uncollected rent and other sums owned by tenants (including without limitation those described in paragraphs (c) and (d) below). Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve
(12) months thereafter. In connection with the allocation of such uncollected rent and other sums, the parties shall disregard any purported or attempted designation by tenants of the months or periods to which their payments should be applied. Purchaser shall not be obligated to start a lawsuit to collect any such sums or to evict any tenant for the failure to pay any such sums but Seller shall retain the right to do so after the Closing with respect to any delinquent rent regardless of whether such tenant is current in its rent obligations to Purchaser. However, Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if there is no deficiency in the then current rent and such other sums owed by the tenant;

                           (c) to the extent not set forth on the schedule of
uncollected rent described in Section 4.C(i)(b) above, "percentage" or "overage" rent that is (1) attributable to any Percentage Rent lease year in


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which the Closing Date falls and (2) not yet due or payable (not including estimated payments) as of the Closing Date (collectively, "Current Year Percentage Rent"), shall be prorated as follows: promptly upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative to Current Year Percentage Rent, including, without limitation, all sales reports with respect to any tenants whose Percentage Rent lease years have expired as of the Closing but whose sales reports were not delivered to Seller as of the Closing Date and sales reports of any tenants whose Percentage Rent lease years expire after the Closing, and the amount of any Current Year Percentage Rent shall be payable in accordance with such tenant's Lease as existing as of the Closing Date, and Purchaser shall (to the extent not paid to Seller by way of estimated payments prior to Closing) pay to Seller a pro rata portion of such rent based upon the apportionment being made as of the Closing Date (in proportion to the relative number of days in the subject year occurring prior and subsequent to the Closing Date), promptly after the date when such rent is received from the tenant. The schedule referred to in Section 4.C(i)(b) above shall include an itemized breakdown of the total estimated payments made by each tenant as of the Closing Date on account of Current Year Percentage Rent;

                           (d) to the extent not set forth on the schedule of
uncollected rent described in Section 4.C(i)(b) above, any real estate taxes, common area maintenance, mall maintenance, utility charges, water and sewer charges, contributions to Promotional Organizations and other charges to or contributions by tenants under the Leases that are attributable to the operating year in which the Closing Date falls (collectively, "Current Year Operating Charges") shall be allocated between Seller and Purchaser as follows: Seller shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges that are attributable to the period prior to the Closing Date; Purchaser shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges attributable to the period from and after the Closing Date. Any excess Current Year Operating Charges payable by Seller shall be refunded directly to the appropriate tenants. The schedule referred to in Section 4.C(i)(b) above shall include an itemized breakdown of the total estimated payments made by each tenant as of the Closing Date on account of Current Year Operating Charges;

                           (e) Seller and Purchaser shall, as to each of the
Leases set forth on Exhibit J (the "Lease Schedule") and any lease or amendment entered into after the date hereof, allocate the responsibility for all leasing costs (including but not limited to tenant improvement costs, tenant allowances, leasing commissions, and attorneys' fees), as follows:
Leasing costs payable pursuant to leases and lease amendments to be assigned to Purchaser are to be prorated between Purchaser and Seller as follows:
Purchaser shall pay "Purchaser's Pro Rata Share" and shall credit Seller for any part of "Purchaser's Pro Rata Share" that has already been paid by Seller as of Closing, and Seller shall pay "Seller's Pro Rata Share" and shall credit Purchaser for any portion of "Seller's Pro Rata Share" that has not yet been paid by Seller as of Closing. "Purchaser's Pro Rata Share" shall be a portion of the leasing costs equal to the percentage that the base rent required to be paid under the applicable Lease for the period from and after the Closing Date bears to the total base rent required to be paid under the Lease over the entire term, without regard to extension or cancellation options. "Seller's


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Pro Rata Share" shall be the portion of leasing costs equal to the percentage that the base rent required to be paid under the applicable Lease prior to Closing bears to the base rent required to be paid under the Lease over the entire term, without regard to extension or cancellation options. Seller and Purchaser agree to pay when due all leasing costs for which each is responsible, and to pay any leasing commissions payable by each under this Agreement in accordance with any management agreement;

                           (f) the amount of unapplied security deposits and
other tenant deposits paid under the Leases, and the tenants' portion of any interest required to be paid thereon, if any, which shall be paid or credited to Purchaser at Closing;

                           (g) to the extent not paid by tenants, gas, water,
electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax, if applicable), and any deposits with utility companies (to the extent possible, utility prorations will be handled by final meter readings obtained from the utility providers on the day immediately preceding the Closing Date);

                           (h) amounts due and prepayments under the Service
Contracts assigned to Purchaser under this Agreement;

                           (i) assignable license and permit fees;

                           (j) contributions by Seller to the Promotional
Organizations shall be adjusted and prorated by the parties based upon the period to which such charges relate and any transferable deposits by tenants with respect to such Promotional Organizations, all cash on hand and in bank accounts and all reserves of such Promotional Organizations shall be paid or credited to Purchaser at the Closing; and

                           (k) other similar items of income and expenses of
operation if and to the extent not paid or reimbursed by Tenants.

                  (ii) If any item of income or expense set forth in this
Section 4.C is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any such reproration shall be paid promptly in cash to the party entitled thereto.

                  (iii) For purposes of this Section (C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party. The terms of this Section 4.C, to the extent they call for adjustments, prorations or payments after Closing (collectively, "Post-Closing Adjustments"), shall survive the Closing.

                  (iv) Except as otherwise provided herein, in any management agreement or in any document or instrument to be executed at the Closing, as between Seller and Purchaser, if the Closing occurs: (1) Seller shall pay and be responsible for any liabilities resulting from claims for injury to or death of persons which arise prior to Closing, (and if any such amount is subject to a judgment lien as of Closing, then, subject to Section 3.C(A),


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

Seller shall either credit Purchaser for such amount at Closing or discharge such liability or provide adequate security for the contest of such liability), and (2) Purchaser shall pay and be responsible for any liabilities resulting from claims for injury to or death of persons which arise from and after Closing. Purchaser and Seller shall cooperate with each other to the extent reasonably necessary in connection with the defense of any such claims. The provisions of this subparagraph (iv) shall survive the Closing, and shall not benefit any third party.

                  (v) Seller shall be obligated to pay all assessments for improvements relating directly to the Real Property in progress or completed as of the date of this Agreement. Purchaser shall be obligated to pay all such assessments relating to improvements commenced after the date of this Agreement.

         D. Transaction Costs

         All realty transfer taxes hereunder imposed on the sale of the Property shall be shared equally by Seller and Purchaser at Closing. Purchaser shall pay the premium for any title insurance obtained by Purchaser, the cost of any survey obtained by Purchaser and recording fees for recording of the Deed and Assignment of Leases, except that escrow fees shall be divided equally between Purchaser and Seller. Seller shall pay the cost of recording any documents required to deliver good title to Purchaser. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

         E. Possession

         Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the Leases.

         5. OPERATION OF PROPERTY PRIOR TO CLOSING; SELLER COVENANTS

         A. Prior to expiration of the Review Period, and except for the "Consent Transactions" (as defined below), Seller may in the ordinary course of business modify, extend, renew, cancel or permit the expiration of any Lease or Service Contract, or enter into any proposed Lease or Service Contract (which Service Contract is terminable as of Closing or upon 30 days notice without any fee), without Purchaser's consent; provided, however, that Purchaser shall receive copies of all documents evidencing the foregoing and except that Seller may not without Purchaser's advice and consent in each instance (which shall not be unreasonably withheld or delayed) modify, extend, renew or cancel, or enter into, any lease (I) for any space now occupied or hereafter vacated by any "Anchor Tenant" or "Major Tenant" (as those terms are defined on Exhibit J) (II) for any movie theater, or (III) for any space greater than 2500 square feet in the aggregate, or enter into a Service Contract which is not terminable upon 30 days notice or as of Closing (collectively, "Consent Transactions").

         B. After the expiration of the Review Period, Seller may not modify, extend, renew, cancel or permit the expiration of any Lease or Service Contract, or enter into any proposed Lease or Service Contract, without Purchaser's prior written consent.

         C. When Seller seeks in writing Purchaser's consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the precise nature of Purchaser's objection to the action) within seven (7) business days of receipt of Seller's request. If Purchaser does not respond within said seven (7) business day period, Purchaser shall be deemed conclusively to have denied consent to the action requested by Seller.


         D. At least thirty (30) days prior to the Closing, Purchaser will advise Seller as to which Service Contracts, if any, will be assigned to Purchaser at the Closing. As to the remaining Service Contracts, Seller shall upon written request by Purchaser give written notice canceling such Service Contract as of the Closing Date if such Service Contracts are cancelable as of the Closing Date and Seller shall pay any cancellation fee, if any, in connection therewith.

         E. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not remove (or direct the removal of) any item of Tangible Personal Property except as may be required for repair or replacement or to retire obsolete property. Seller shall cause any property so removed to be promptly replaced by property of equal function and of equal or greater quality.

         F. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall keep all existing insurance for the Property (as described in Exhibit K) in full force and effect

         G. Seller also covenants that between the date of this Agreement and the Closing Date:

                  (i) Except to the extent contrary to the provisions of this Agreement, Seller shall not take any action or fail to take any action, and shall not direct Seller's manager under a management agreement to take any action or to fail to take any action, (1) which would cause the Property to be operated, managed and maintained other than in a substantially similar manner as the Property is currently operated, managed and maintained, (2) which would violate or continue the violation of any Law (as defined below), (3) which would violate the provisions of this Agreement, (4) which would cause any of the representations and warranties of Seller contained in this Agreement to be incorrect, in any material respect as of the Closing, or (5) which would cause any improvements, painting, repairs, alterations or any other tenant finish work required to be performed by the landlord under the Leases (or any amendments or extensions thereof) by their terms prior to Closing not to be performed on or prior to Closing.

                  (ii) Without limiting the generality of the preceding paragraph (i):

                           (a) Seller shall timely comply with its obligations
as owner under the management agreement.

                           (b) Seller shall not cause or permit any "Hazardous
Substances" (as defined below) to be placed in, on or under the Property in a manner or in quantities that require remediation or regulation under applicable "Environmental Laws" (as defined below).

                           (c) Seller shall not grant any new liens or
encumbrances against the Property, or grant any easements affecting the Property.

                           (d) Seller shall not release or modify any of the
Guaranties or Warranties without Purchaser's prior written consent.

                           (e) Unless a Lease is terminated, Seller may not
apply the tenant security or other deposits under that Lease to cure any defaults under that Lease.

                  (iii) Without the prior written consent of Purchaser, Seller will not execute easements, covenants, conditions, restrictions, rights-of-way or any other recorded or unrecorded contracts with respect to the Real Property except as otherwise provided in Sections 5.A and 5.B above.

                  (iv) Seller will not seek zoning changes or other governmental approvals with respect to the Real Property not in accordance with this Agreement.

    6. REPRESENTATIONS

         A. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that as of the date of this Agreement (unless otherwise stated below):

                  (i) Seller is a duly formed and validly existing limited partnership organized under the laws of the Commonwealth of Pennsylvania. Seller is authorized to own and convey title to land in Pennsylvania.

                  (ii) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant hereto (collectively, the "Seller's Documents"), to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and the Seller's Documents. The person signing this Agreement on behalf of Seller is authorized to do so.

                  (iii) There is no threatened or pending litigation, nor has Seller been served with any litigation which is still pending with respect to the Property that would adversely affect Seller's ability to perform its obligations under this Agreement, or that would affect title to the Property after Closing or the enforcement of any of the Leases, or that would materially and adversely affect the financial condition or operation of the Property.

                  (iv) Purchaser has been given access to, or possession of, complete and accurate copies of the Leases, the Permits and Licenses, the Guaranties and Warranties, the Service Contracts and the Plans and Reports (and all amendments thereto) existing as of the date of this Agreement.

                  (v) (a)(1) The information contained in the Lease Schedule is complete and accurate as of the date hereof; and (2) there are no leases, or tenancies or other rights to occupy the Property as of the date hereof other than those set forth in the Lease Schedule.

                  (b) Except as set forth in the Lease Schedule:

                           (1) No action or proceeding has been threatened
against or instituted against Seller by any tenant of the Property which is presently pending in any court, including claims involving personal injury or property damage, other than those referred to in Exhibit L attached hereto and made a part of this Agreement and, with the exception of claims or offsets referred to in Exhibit M, there are no outstanding written claims for rent offsets or claims of Landlord default by any tenants against Seller.

                           (2) Seller holds no other security or tenant
deposits.

                           (3) All security and other tenant deposits have
been held and, where applicable, returned in compliance with all applicable rules, ordinances and statutes.

                           (4) There are no leasing commissions outstanding
which are payable out of rents or which will not be paid in full by Seller prior to or at Closing except as set forth in Exhibit R.

                           (5) Each Lease is in full force and effect.

                           (6) No default exists on the part of Seller or any
tenant under any Lease.

                           (7) No tenant has any defense, offset or
counterclaim against or with respect to rent and other sums payable by it under its Lease except as set forth in its Lease.

                           (8) There are no concessions, free rent periods,
tenant improvement obligations, landlord construction obligations or improvement allowances to any tenant not specified in the applicable Lease.

                           (9) All tenants are in occupancy and continuously
operating their premises.

              (vi) (a) Except as described in the documents set forth on Exhibit N ("Environmental Reports"):

                           (1) Seller has no Knowledge of any failure to
comply with any applicable laws, regulations, ordinances, codes, judgments, or other governmental requirements (collectively, "Laws") with respect to the use, occupancy, construction or condition of the Property (collectively, "Violations"), including without limitation zoning, planning, building, safety, health, electrical, plumbing, or fire Laws and "Environmental Laws" (as defined below) which has not been corrected to the satisfaction of the appropriate governmental authority prior to the date of this Agreement.

                           (2) No notice has been received from any insurer of
the Property requesting any improvements, alterations, additions, corrections, or other work in, on or about the Property. Purchaser shall be promptly notified if any such notice is received by Seller or its manager.

                  (b) Without limiting the preceding subparagraph (a), except as described in the Environmental Reports:

                           (1) No enforcement action for violation of
Environmental Laws has been or is now pending or, to Seller's Knowledge, is threatened by any governmental authority with respect to the Property.

                           (2) To Seller's knowledge, no Hazardous Substance
is present on the Property that is handled or stored in a manner, or is present in quantities, which require remediation under or otherwise violates applicable Environmental Laws.

                           (3) There are no above-ground or, to Seller's
knowledge, underground storage tanks at the Property.

         As used in this Agreement, the term "Hazardous Substances" means any hazardous, toxic, corrosive, or flammable substance or waste, pollutant or contaminant, including without limitation petroleum, petroleum products, PCBs and asbestos containing materials and including those defined as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss.9601, et. seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.6903(5); the Clean Water Act, 42 U.S.C. ss.7401, et. seq.; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et. seq.; or under other similar applicable federal or state laws and regulations (collectively "Environmental Laws").

                  (vii) Exhibit B attached to and made a part of this Agreement is a complete and accurate schedule of material items of Tangible Personal Property as of the date of this Agreement.

                  (viii) Exhibit O attached to and made a part of this Agreement is a complete list of the Service Contracts, and neither party thereto is in default under any of the Service Contracts.

                  (ix) Exhibit P attached to and made a part of this Agreement is a complete and accurate list of all Permits and Licenses affecting the Property in Seller's possession. None of the Permits and Licenses have been revoked, and Seller has received no notice that any Permit or License is subject to revocation.

                  (x) Exhibit K attached to and made a part of this Agreement is a complete and accurate schedule of all insurance now carried by Seller with respect to the Property.

                  (xi) Seller is not a party to an unrecorded agreement relating to the installation or use of any water, sanitary sewer or septic system.

                  (xii) Except as disclosed on Exhibit Q, there are no existing claims under any of the Guaranties and Warranties.

                  (xiii) Seller has received no notice that it is in default under any mortgage loan encumbering the Property.

                  (xiv) Seller is the fee simple title holder of the Property, free and clear of all mortgages and security interests, licenses, claims, options, options to purchase or lease, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments, and other matters affecting title to the Property other than Permitted Exceptions.

                  (xv) There are no employment, labor or pension agreements relating to the Property or Seller.

                  (xvi) There has been no taking or condemnation of the Real Property or any part thereof filed prior to the date of this Agreement, or, to the knowledge of Seller, threatened, which reduces the areas, interferes with the access to, or affects the current use of the Real Property. There are no proceedings for special assessments pending. Seller has no knowledge of any proposed or contemplated assessment or any work of such a nature such that an assessment therefor may hereafter be levied with respect to the Real Property.

                  (xvii) Seller is not a "foreign person, corporation or partnership" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

                  (xviii) There are no private unrecorded restrictions or agreements affecting the uses which may be made of the Real Property, including, but not limited to, size or cost of buildings, limitations on use or restrictions in regard to height of buildings, agreements to submit architectural plans to an association, community organization or other group, provisions requiring improvements, or provisions requiring the joining with others in group actions.

                  (xix) Seller has not knowingly incurred any obligation or liability which will become an obligation or liability of Purchaser after Closing except for the Leases, Service Contracts and any matters which are Permitted Exceptions.

                  (xx) To Seller's knowledge, there are no violations of any federal, state, county or municipal law, ordinance, order, rule, regulation, agreement, approval, resolution, permit or requirement affecting any portion of the Real Property including, but not limited to, violations of any housing, building, zoning, subdivision, fire, safety, environmental, traffic, flood control or health laws, and no notice of any such violation has been received by Seller.

                  (xxi) The Real Property is not now benefiting from any real estate tax abatement, exemption or reduced assessment as a consequence of which an additional or "roll back" tax could be assessed or imposed against the Real Property at any time on or after the date of this Agreement (including, without limitation, any assessment resulting from the conversion of the Real Property from an agricultural or horticultural use).

         B. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that as of the date of this Agreement:

                  (i) Purchaser is a duly formed and validly existing limited partnership organized under the laws of Delaware.

                  (ii) Subject to obtaining approval from PREIT's Board of Directors, Purchaser has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents. Purchaser agrees to seek approval for this transaction from its Board of Directors prior to the expiration of the Review Period (as hereinafter defined).

         C. Seller and Purchaser (as of Closing) shall be deemed to remake and restate the representations and warranties set forth in this Section 6. Should Seller proceed to Closing with the Knowledge of Purchaser's violation of any representation or warranty contained in this Section 6, Seller will be conclusively deemed to have waived any remedy therefor. Should Purchaser proceed to Closing with Knowledge of Seller's violation of any representation or warranty of Seller contained in this Section 6, Purchaser will be conclusively deemed to have waived any remedy therefor, including any adjustment in Purchase Price.

         D. The representations and warranties set forth in Section 6 above, as of the date made (or deemed made), shall survive the Closing, but any "Claims" (as defined below) thereunder must be made in writing within one (1) year after Closing (the "Representations Expiration Date") or they shall thereafter be deemed to have lapsed and to be null, void and of no further force or effect. In no event shall any limited partner of Seller incur any liability to Purchaser, nor shall such limited partner's share of the Partnership be at risk in connection with or arising out of any alleged breach of any representation or warranty made by Seller hereunder, and Purchaser agrees to look solely to the assets of the general partner of Seller in any breach of warranty claim.

         E. No inspection or examination by Purchaser shall limit Purchaser's right to rely on the representations and warranties of Seller contained herein. Purchaser and Seller agree to promptly notify the other if either Seller or Purchaser becomes aware that any representation or warranty made by it is or has become untrue.

     7. CASUALTY LOSS AND CONDEMNATION

     If, prior to Closing, the Property or any material part thereof shall be condemned or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty occurring prior to Closing is material (as hereinafter defined), Purchaser shall have the option either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If Purchaser elects to consummate the transaction contemplated by this Agreement or if a casualty or condemnation is immaterial, Purchaser may not terminate this Agreement but, provided Closing occurs, shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of the insurance applicable thereto after reimbursement to Seller for all reasonable costs of collection including, without limitation, attorneys' fees, incurred by Seller in connection with obtaining such condemnation or insurance proceeds, and Seller shall, at Closing, execute and deliver to Purchaser all necessary and customary proofs of loss, assignments of claims and other similar documents and Purchaser shall be entitled to receive a credit against the Purchase Price equal to the amount of all deductibles under all applicable insurance policies. If, upon a material condemnation or casualty prior to the Closing Date, Purchaser elects to terminate this Agreement, the Deposit shall be returned to Purchaser by the Title Company, together with all interest accrued thereon, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be "material" if (i) the cost of repairing or restoring the premises in question would be, in the opinion of an independent architect selected by Seller and approved by Purchaser in its sole discretion, equal to or greater than One Hundred Thousand Dollars ($100,000), or (ii) such loss would materially and detrimentally impair access to the Property or its improvements or common areas after Closing, or (iii) such loss results in the termination of the Lease of an "Anchor Tenant" (defined in Exhibit J) or two
(2) or more "Major Tenants" (defined in Exhibit J) or (iv) such loss results in the termination of Leases for other tenants occupying, in the aggregate, ten percent (10%) or more of the gross leasable area of the Property. The provisions of this Section shall supersede the provisions of any Law regarding the allocation of the risk of loss between buyers and sellers.

     8. BROKERAGE

     Purchaser and Seller each hereby represents and warrants to the other that it has not dealt with any broker, finder or other party in connection with the negotiation of this Agreement or otherwise in connection with the Property other than PREIT-RUBIN, Inc. and The Flynn Company. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim. Seller shall be responsible for all brokerage commissions, if any, due pursuant to a separate brokerage listing agreement. Seller shall have no obligation to pay any brokerage commission to PREIT-RUBIN, Inc. in connection with this transaction.

     9. DEFAULT AND REMEDIES

         A. If Purchaser fails to close in accordance with the terms of this Agreement, the Deposit shall be retained by Seller as liquidated damages which shall be Seller's sole remedy for such failure. Seller and Purchaser acknowledge and agree that: (i) the Deposit is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property for sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement does not close due to a default of Purchaser under this Agreement; and (iv) such amount shall constitute valid liquidated damages. If Seller is unable to close in accordance with the terms of this Agreement due to Seller's inability to (i) deliver title to the Property as provided in Section 3 above, or (ii) remake and restate at the time of Closing the representations and warranties set forth in Section 6 above, Purchaser's recourse against Seller shall be limited to either (a) terminating this Agreement and receiving a return of the Deposit plus all interest accrued thereon plus reimbursement for actual third-party expenses incurred by Purchaser in this transaction not to exceed Twenty-five Thousand Dollars ($25,000), or (b) completing Closing hereunder without any abatement in the Purchase Price.

         B. After Closing and subject to any limitations set forth in this Agreement, including but not limited to Section 12.L, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, but only for such obligations as expressly survive Closing; except that neither Seller nor Purchaser shall be entitled to recover from the other exemplary, punitive or special damages.

     10. REVIEW PERIOD

     Subject to Sections 11, 12.G and 12.H below, Purchaser shall have the period of time beginning on the date hereof and ending thirty (30) days after the date hereof, within which to inspect and investigate the Property and its operations (the "Review Period"). If Purchaser is dissatisfied for any reason with its findings during said Review Period and notifies Seller of such decision within the Review Period, the Deposit shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except those which by their terms expressly survive such termination. Purchaser need not disclose its reasons for termination. Seller shall cooperate with Purchaser to allow Purchaser and Purchaser's Representatives free access to the Property, to allow Purchaser and Purchaser's Representatives free access to all information and documentation, and otherwise to promptly provide such information and documentation relating to the Property and its operations as Purchaser may request (including, without limitation, tenant sales reports and other financial information, income and expense statements for the prior three years and appraisals, environmental site assessments and reports, surveys, and title policies in Seller's possession). Purchaser's failure to object within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 10.

     11. PROPERTY INFORMATION AND CONFIDENTIALITY

         A. Purchaser agrees that, prior to the Closing, Purchaser shall use diligent efforts to keep all "Property Information" (as defined below) confidential, and that Property Information shall not, without the prior written consent of Seller, be disclosed by Purchaser or Purchaser's Representatives (as hereinafter defined), except to PREIT or any assignee and its Purchaser Representatives or Purchaser's lender, and that Property Information will not be used for any purpose other than investigating and evaluating the Property. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to PREIT or an assignee, and to the Purchaser's Representatives and such entities who need to know the Property Information for the purpose of investigating and evaluating the Property. The provisions of this Section 11.A shall not apply to Property Information which is a matter of public record and shall not be used or construed by Seller to impede Purchaser from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, subpoenas or court orders or stock exchange rules.

         B. Purchaser and Seller, for the benefit of each other, hereby agree that between the date of this Agreement and the expiration of the Review Period, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions, parties to or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto as to the portion of the disclosure relating to this transaction, the Property or such party and its affiliates, which consent shall not be unreasonably withheld. Seller or Purchaser shall have no right to object to any disclosure (including public announcements) required by law to the extent it identifies the parties, property and purchase price (and method of payment thereof) in connection with this transaction. Failure to disapprove any disclosure within two (2) business days of receipt shall be deemed an approval. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of this Section 11, with PREIT or any of the Purchaser's or PREIT's or Seller's attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, subpoenas or court orders, or stock exchange rules or prevent Seller from coordinating with tenants to obtain the Estoppel Certificates.

         C. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly return to Seller all originals and copies of the "New Seller-Supplied Information" (defined below) in the possession of Purchaser and Purchaser's Representatives (or certify to Seller that the same has been destroyed).

         D. As used in this Agreement, the term "Property Information" shall mean:

                  (i) All information and documents relating to the Property, the operation thereof or the sale thereof (including, without limitation, Leases, Service Contracts, labor contracts and licenses) furnished to, or otherwise made available by Seller or any of Seller's Affiliates for review by Purchaser or PREIT, or their respective directors, officers, employees, affiliates, partners, brokers, agents, title insurers, surveyors or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), and if and to the extent such information and documents have not been previously furnished to or otherwise made available to Purchaser, such Property Information shall constitute "New Seller-Supplied Information".

                  (ii) All analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based in any material part on any information or documents described in the preceding clause (i).

         E. In addition to any other remedies available to Seller under this Agreement, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Section 11.

         F. Each of the parties hereto covenants and agrees that, prior to the Closing, they will hold the nature and content of this Agreement, including without limitation, the Purchase Price contained herein, in strict confidence, and other than disclosure required by the Securities and Exchange Commission ("SEC") or any stock exchange on which shares of any Affiliate of Purchaser are traded and except as may be necessary to comply with this Agreement, neither party shall disclose the nature, content or the Purchase Price of this Agreement without the express written consent of the other party. Notwithstanding the foregoing, Purchaser shall be permitted to file this Agreement as an Exhibit to its required 8-K filings with the SEC.

         G. The provisions of this Section 11 shall survive the termination of this Agreement.

     12. MISCELLANEOUS

         A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

         B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller without the prior written consent of the other party, except that Purchaser may assign its rights under this Agreement to any entity in which PREIT or Purchaser has at least a direct or indirect fifty (50%) percent interest, without first having to obtain Seller's consent, provided Seller shall receive written notice of the identity of the ultimate assignee at least five (5) business days prior to Closing and provided further that Purchaser shall promptly deliver to Seller a duplicate original Assignment and Assumption signed by both the assignor and the assignee of all of Purchaser's rights and obligations under this Agreement.

         C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

         D. Time is of the essence of this Agreement.

         E. This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission (with confirmation of transmission), addressed as follows:

                           If to Seller:

                           Oaklands Limited Partnership
                           120 Arrandale Boulevard
                           Exton, PA  19341
                           Fax No.: (610) 524-7548

                           With simultaneous copies to:

                           Joshua M. Bernstein, Esquire
                           Abrahams, Loewenstein, Bushman & Kauffman, P.C. One Liberty Place, Suite 3100
                           1650 Market Street
                           Philadelphia, PA 19103-7392
                           Fax No.: (215) 587-0888

                           and to:

                           Maggin & Swan
                           108-18 Queens Boulevard
                           Forest Hills, NY 11375
                           Fax No.: (718) 268-0187

                           If to Purchaser:

                           PREIT Associates, L.P.
                           c/o Pennsylvania Real Estate
                             Investment Trust
                           455 Pennsylvania Avenue
                           Suite 135
                           Fort Washington, PA  19034
                           Attn:  Jeffrey A. Linn
                           Fax No.: (215) 546-0240

                           With simultaneous copies to:

                           PREIT Associates, L.P.
                           c/o PREIT-RUBIN, Inc.
                           Attn:  Eric Mallory
                           200 South Broad Street
                           The Bellevue, Suite 300
                           Philadelphia, PA 19103
                           Fax No: (215) 546-0240

                           And to:

                           Drinker Biddle & Reath LLP
                           1000 Westlakes Drive, Suite 300
                           Berwyn, PA 19312
                           Attn:  John W. Fischer, Esquire
                                  Lisa Hunn Barber, Esquire
                           Fax No: (610) 993-8585

All notices given in accordance with the terms hereof shall be deemed given when first received or refused. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12.F.

         G. Purchaser's right of inspection pursuant to Section 10 above shall include the right to enter on the Property, but shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall restore the Property to its condition existing prior to Purchaser's entry thereon, and indemnify and hold Seller and Seller's Affiliates, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 10 above. The terms of the preceding sentence shall survive the termination of this Agreement.

         H. Purchaser or Purchaser's Representatives shall not contact a tenant or prospective tenant for the Property regarding this transaction unless Purchaser or Purchaser's Representatives first obtains Seller's prior written approval therefor (not to be unreasonably withheld, conditioned or delayed). Seller shall have the right to be present for all such tenant interviews.

         I. In any lawsuit or other proceeding initiated under or with respect to this Agreement, Purchaser and Seller waive any right they may have to trial by jury.

         J. Intentionally omitted.

         K. Seller and Purchaser hereby designate the Title Company to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by the Agreement for purposes of 26 C.F.R
Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Title Company to execute at Closing, a Designation Agreement designating Title Company as the reporting person with respect to the transaction contemplated by this Agreement.

         L. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed trustee, partner, affiliate, beneficiary, principal, member, agent, managing entity, shareholder, director, officer, or employee of Seller (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby except in the event of fraud, criminal conduct or intentional tort by such person.

         M. Seller shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period prior to and including the calendar year 1998 (the "pre-1999 Tax Period") but shall keep Purchaser informed of the progress and outcome of any such appeal. To the extent that Seller shall receive a refund therefor, Seller shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. To the extent that Purchaser's assistance is required in disbursing the refund to the tenants, Purchaser agrees to assist Seller in that regard at Seller's cost. Purchaser shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period after and including the calendar year 1999 (the "1999 Tax Period"), but shall keep Seller informed of the progress and outcome of such appeal. To the extent that Purchaser shall receive a refund therefor, Purchaser shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. The remainder of the refund, if any, shall be prorated between Purchaser and Seller as of the proration date provided in Section 4.C after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 12.M shall survive the Closing.

         N. This Agreement may be executed in any number of counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument. For purposes of this Agreement, a telecopy of an executed counterpart shall constitute an original.

         O. In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party its attorney's fees and costs of suit.

         P. Neither party shall record this Agreement or a memorandum thereof; provided, however, that the filing of this Agreement as part of any proceedings instituted in any court of proper jurisdiction to enforce the provisions of this Agreement shall not be deemed to be a breach of this Agreement.

         Q. Seller agrees, at all times prior to and after the Closing, at Purchaser's cost and with no additional liability to Seller, to execute and deliver, or cause to be executed and delivered, and to do, or cause to be done, such other documents and acts as Purchaser may reasonably deem necessary or desirable to assure the effectiveness and benefits of this Agreement and to vest in Purchaser title to and ownership of all of the assets and property being sold to Purchaser under this Agreement.

         R. For purposes of this Agreement, the masculine shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and the plural the singular, as the context may require.

         S. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

         T. The captions contained in this Agreement are not a part of this Agreement. There are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement.

         U. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and permitted assigns.

         V. Intentionally omitted.

         W. Purchaser's obligations hereunder are contingent upon the approval of this transaction by the Board of Trustees of PREIT prior to the expiration of the Review Period. In the event such approval is not obtained prior to the expiration of said Review Period, either party shall have the right to terminate this Agreement, whereupon the Title Company shall refund the Deposit, together with all interest accrued thereon, to Purchaser and this Agreement shall be null and void and the obligations and liabilities of the parties hereto shall cease.

         X. SEC REPORTING (8-K) REQUIREMENTS.

         For the period of time commencing from the date hereof and continuing through the first anniversary of the Closing Date, and without limitation of other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Purchaser, provide Purchaser and its representatives with (i) access to all financial and other information pertaining to the period of Seller's ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Purchaser's outside, independent accountants ("Accountants"), to enable Purchaser and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-05 or 3-14 or Regulation S-X of the SEC, as applicable; (b) any other rule issued by the SEC and applicable to Purchaser; and (c) any registration statement, report or disclosure statement filed with the SEC by, or on behalf of Purchaser; and
(ii) a representation letter, signed by the individual(s) responsible for Seller's financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the Accountants in order to render an opinion concerning Seller's financial statements.

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                         SELLER:

                         OAKLANDS LIMITED PARTNERSHIP

                                    By: Project 125, Ltd., its general partner

                                         By:  Oaklands Business Parks, Inc.,
                                              its general partner

                                  By: /s/ James J. Gorman
                                      ----------------------
                                       Name:
                                       Title:


                 PURCHASER:

                 PREIT ASSOCIATES, L.P.

                         By: Pennsylvania Real Estate Investment Trust,
                             its general partner


                             By: /s/ Jeffrey A. Linn
                                 -----------------------
                                  Name: Jeffrey A. Linn
                                  Title: Senior Vice President - Acquisitions

                               LIST OF EXHIBITS
                               ----------------

Exhibit A                           Legal Description

Exhibit B                           List of Personal Property

Exhibit C                           Form of Letter of Credit

Exhibit D                           Form of Special Warranty Deed

Exhibit E                           Form of Bill of Sale

Exhibit F                           Form of Letter advising tenants and parties to any REA of the change of ownership

Exhibit G                           Form of Assignment and Assumption of Leases and Service Contracts

Exhibit H                           Form of FIRPTA Certification

Exhibit I                           Form of Tenant Estoppel Certificate

Exhibit J                           Schedule of Leases and Rent Roll

Exhibit K                           Schedule of Insurance

Exhibit L                           Schedule of Claims involving property damage and personal injury

Exhibit M                           Schedule of Claims under Leases

Exhibit N                           Schedule of Environmental Reports

Exhibit O                           Schedule of Service Contracts

Exhibit P                           Schedule of Permits and Licenses Affecting the Property

Exhibit Q                           Schedule of Claims under Guaranties and Warranties

Exhibit R                           Schedule of Outstanding Brokerage Commission